                                                                   Exhibit 10.18

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by an * and [ ], have been separately filed with the Commission.


                                AGREEMENT BETWEEN
                       UNITED HEALTHCARE OF GEORGIA, INC.
                                       AND
                            ATLANTA ENT CENTER, INC.

         THIS AGREEMENT, effective June 1, 1995, ("Effective Date"), is made between United HealthCare of Georgia, Inc. ("Plan") and Atlanta ENT Center, Inc., ("Corporation") for the purpose of setting forth the terms and conditions under which Corporation shall arrange for Providers to render otolaryngology health care services to Members. Provider and Member are defined in this Agreement. For Health Services provided on or after the Effective Date, this Agreement supersedes and replaces any existing agreements between the parties relating to the provision of health care services to Members.

         Corporation represents and warrants that (1) it has been and will continue to be properly formed pursuant to the laws of the jurisdiction in which the services in the Agreement are rendered; (2) it has the unqualified authority to and shall bind itself and Providers to all of the terms and conditions of this Agreement, including any Appendices, Attachments and Exhibits, as applicable; and (3) all documents reviewed by Plan prior to execution of this Agreement, including any agreements Corporation has in place with Providers, shall remain substantially similar to those reviewed by Plan, and if Corporation intends to make any substantial changes which would materially affect this Agreement, Corporation shall submit to Plan any proposed changes for Plan's prior review and/or approval. Corporation agrees that any such changes implemented without Plan's prior review and/or approval shall not take effect with respect to this Agreement at Plan's sole discretion. Corporation also agrees that if any terms in any Corporation document conflict or appear to conflict with this Agreement, including any Appendices, Attachments and Exhibits, as applicable, the terms of this Agreement shall prevail.


                                    SECTION 1
                                   DEFINITIONS

BENEFIT CONTRACT: A benefit plan which includes health care coverage, is sponsored or issued by a Payor, and contains the terms and conditions of a Member's coverage

COPAYMENT: The amount a Member is required to pay for certain Health Services in accordance with the Member's Benefit Contract.

CUSTOMARY CHARGE: The reasonable and customary fees charged by Provider which do not exceed the fees Provider would charge any other person regardless of whether the person is a Member.

DEDUCTIBLE: The annual amount of charges for Health Services, as provided in the Member's Benefit Contract, which the Member is required to pay before any payment is due from Payor.

HEALTH SERVICES: The health care services and supplies covered by the Member's Benefit Contract, and generally described in Appendix A.

MEMBER: An individual who is properly enrolled for coverage under a Benefit Contract.

PARTICIPATING PROVIDER: A health care professional or facility, including Provider, that has or is governed by a participation agreement which is in effect with Plan to provide Health Services to Members

PAYOR: The entity or person authorized by Plan to access one or more of Plan's network of Participating Providers and has the financial responsibility for payment of Health Services covered by that Payor's Benefit Contracts.

PROVIDER: An otolaryngologist who (1) is duly licensed and qualified under the laws or the jurisdiction in which services are rendered; (2) has an agreement in effect with Corporation; (3) has a health care services participation agreement in effect with Plan, the form of which is attached as Appendix D (the "Participation Agreement"); and (4) is subject to credentialing and ongoing recredentialing by Plan.


                                    SECTION 2
                           OBLIGATIONS OF CORPORATION

SECTION 2.1 PROVISION OF HEALTH SERVICES. Corporation shall arrange for Providers to provide Health Services to all Members in accordance with the terms set forth in Participation Agreement.

SECTION 2.2 UTILIZATION MANAGEMENT AND QUALITY ASSESSMENT. Corporation shall cooperate with all utilization management, quality assessment, peer review, Member grievance, on-site concurrent review, or other similar programs established by Plan.

SECTION 2.3 SERVICE AREA. Corporation shall assure that Provider's offices are distributed throughout Plan's service area as described in Appendix C, in a manner acceptable to Plan and in locations which are reasonably accessible to all Members. Plan shall provide written notification to Corporation of any changes to Plan's current service area. Corporation shall provide 30 days prior written notification to Plan of any changes in its office locations.

SECTION 2.4 PROVIDER PARTICIPATION. Corporation shall cause any otolaryngologist located within Plan's service area who is or becomes associated with Corporation to submit to Plan two originally executed Participation Agreements and a participation application. All otolaryngologists who are associated with Corporation as of the date this Agreement is executed by Corporation shall submit these documents within 30 days of that date. All otolaryngologists who become associated with Corporation after the date this Agreement is executed by Corporation shall submit the documents within 15 days of the date such otolaryngologist become associated with Corporation. Plan shall have the right to review and apply its credentialing criteria to determine acceptance of the applications of all otolaryngologists, and shall notify Corporation upon acceptance or rejection by Plan of any application.


                                    SECTION 3
                               OBLIGATIONS OF PLAN

SECTION 3.1 PAYMENT FOR HEALTH SERVICES. During the term of this Agreement, Payor shall pay Corporation for Health Services rendered to Members by Providers pursuant to the Appendices. The obligation for payment under this Agreement for Health Services rendered to a Member is solely that of Payor, although Plan may provide or arrange for claims processing services. During the term of this Agreement, Corporation shall be solely responsible for compensating Providers for all Health Services rendered to Members, and Corporation and Providers shall hold harmless and indemnify Plan and Payor against any claims for compensation by a Provider.

SECTION 3.2 PARTICIPATION AGREEMENTS. Plan shall enter into Participation Agreements with all Providers who are also under contract with Corporation and who meet Plan's credentialing and contracting standards. Corporation shall be notified of any amendments to the Participation Agreement. To the extent any Providers are currently under contract with Plan through another agreement, the Participation Agreement shall supersede and replace that other agreement. If this Agreement terminates, all Participation Agreements shall remain in effect, unless all or any of the Participation Agreements are also terminated, and the providers will be paid pursuant to Appendix A of the Participation Agreement. If any Provider's contractual relationship with Corporation terminates, that Provider's Participation Agreement shall also terminate on the date that Provider's agreement with Corporation terminates, or later if applicable statutes and regulations require that the termination be effective only after a specific notice period has been given. Corporation shall notify Plan immediately upon giving notice of termination to a Provider, or upon receiving notice of termination from a Provider

SECTION 3.3 PAYMENT IN FULL. Corporation shall accept as payment in full for Health Services rendered to Members such amounts as are paid by Payor pursuant to this Agreement. In no event shall Corporation or Provider bill a Member for the difference between Provider's Customary Charges and the amount Corporation has agreed to accept as full reimbursement under this Agreement. Provider may collect from the Member Copayments, Deductibles, or charges for services not covered under the Member's Benefit Contract.

SECTION 3.4 FINANCIAL RESPONSIBILITY. Plan shall notify Corporation in writing in the event Plan determines that a Payor has failed to maintain its responsibility to pay for services rendered. Any services which have been rendered by Provider prior to and after such notification, and which have not been paid for by Payor, shall be considered ineligible for reimbursement under this Agreement, and Provider may bill the Member directly for such services.

SECTION 3.5 MEMBER PROTECTION PROVISION. This provision supersedes and replaces Sections 3.3 and 3.4 in all instances where (1) Plan is the Payor, or (2) a specific Payor requires, or any applicable statutes and regulations require that the Member be held harmless from any and all costs which are the legal obligation of the Payor.

Corporation shall accept as payment in full for Health Services rendered to Members such amounts as are paid by Payor pursuant to this Agreement. In no event, including, but not limited to, non-payment by Payor for Health Services rendered to Members by Provider, insolvency of Payor, or breach by Plan of any term or condition of this Agreement, shall Corporation or Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against any Member or persons acting on behalf of the Member for Health Services eligible for reimbursement under this Agreement; provided, however, that Provider may collect from Member Copayments, Deductibles or charges for services not covered under the Member's Benefit Contract.

The provisions of this Section shall (1) apply to all Health Services rendered while this Agreement is in force; (2) with respect to Health Services rendered while this Agreement is in force, survive the termination of this Agreement regardless of the cause of termination; (3) be construed to be for the benefit of the Members; and (4) supersede any oral or written agreement, existing or subsequently entered into, between Corporation or Provider and a Member or person acting on a Member's behalf, that requires the Member to pay for such Health Services.


                                    SECTION 4
             HOLD HARMLESS, INDEMNIFICATION, AND LIABILITY INSURANCE

SECTION 4.1 HOLD HARMLESS AND INDEMNIFICATION. Each party shall be responsible for any and all claims, liabilities, damages or judgments which may arise as a result of its own negligence or intentional wrongdoing. Each party shall hold harmless and indemnify the other party against any claims, liabilities, damages or judgments which may be asserted against, imposed upon or incurred by the other party as a result of the first party's negligence or intentional wrongdoing.

SECTION 4.2 CORPORATION LIABILITY INSURANCE. Corporation shall procure and maintain, at Corporation's sole expense (1) medical malpractice insurance in the amounts of One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) aggregate, and (2) comprehensive general and/or umbrella liability insurance in the amounts of One Million Dollars ($1,000,000.00) per occurrence and aggregate. Corporation shall also assure that all health care professionals employed by or under contract with Corporation to render Health Services to Members procure and maintain medical malpractice insurance, unless they are covered under Corporation's insurance policies. Corporation's and other health care professionals' medical malpractice insurance shall be either occurrence or claims made with an extended period reporting option under such terms and conditions as may be reasonably required by Plan. Prior to or within 30 days following execution of this Agreement by Corporation and at each policy renewal thereafter, Corporation shall submit to Plan in writing evidence of insurance coverage. Corporation shall notify Plan in writing within 10 days of any changes in carriers, termination of, renewal of or any material changes in Corporation's liability insurance, including reduction of limits, erosion of aggregate, changes in retention or non-payment of premium.


                                    SECTION 5
                         LAWS, REGULATIONS AND LICENSES

SECTION 5.1 LAWS, REGULATIONS AND LICENSES. Corporation shall maintain all federal, state and local licenses, certifications, and permits, without restriction, which are required to arrange for the provision of health care services according to the laws of the jurisdiction in which Health Services are provided, and shall comply with all applicable statutes and regulations.

Corporation shall notify Plan in writing within 10 days of any knowledge of a suspension, revocation, condition, limitation, qualification or other restriction on Corporation's licenses, certifications and permits by any state in which is authorized to arrange for the provision of health care services.


                                    SECTION 6
                                BOOKS AND RECORDS

SECTION 6.1 PLAN ACCESS TO AND RELEASE OF BOOKS AND RECORDS. Corporation shall maintain, in accordance with standard and accepted practices, such financial, accounting and claims records as shall be necessary, appropriate or convenient for Plan to monitor Corporation's services under this Agreement. During the term of this Agreement, and for 3 years following its termination, Plan and its duly authorized agents, during regular business hours and upon reasonable advance notice, shall have access to and the right to audit all records or copies of records related to the services provided under this Agreement. Provider shall, at the time of the audit, give Plan access to all records or copies of records related to such Health Services being audited. Corporation shall provide records or copies of records requested by Plan within 14 days from the date such request is made, except in the case of an audit by Plan where records or copies of records shall be provided at the time of the audit.

SECTION 6.2 COMPLIANCE WITH STATUTES AND REGULATIONS. The federal, state and local government and any of their authorized representatives shall have access to, and Plan, Corporation and Providers are authorized to release, in accordance with all applicable statutes and regulations, all information and records or copies of such, within their possession, which are pertinent to and invoice transactions related to this Agreement, and access which is necessary to comply with statutes and regulations applicable to Plan, Corporation or Providers.

SECTION 6.3 PRIVACY OF RECORDS. Plan and Corporation shall maintain the confidentiality of all information regarding Members in accordance with any applicable statutes and regulations.


                                    SECTION 7
                             RESOLUTION OF DISPUTES

SECTION 7.1 RESOLUTION OF DISPUTES. In the event a dispute between Plan or Payor and Corporation arises out of or is related to this Agreement, the parties to the dispute shall meet and negotiate in good faith to attempt to resolve the dispute. In the event the dispute is not resolved within 30 days of the date one party sent written notice of the dispute to the other party, and if any party wishes to pursue the dispute, it shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association. In no event may arbitration be initiated more than one year following the sending of written notice of the dispute. Any arbitration proceeding under this Agreement shall be conducted in DeKalb County, Georgia. The arbitrators shall have no authority to award any punitive or exemplary damages, or to vary or ignore the terms of this Agreement, and shall be bound by controlling law. If the dispute pertains to a matter which is generally administered by certain Plan procedures, such as a credentialing or quality assessment plan, the procedures set forth in that plan must be fully exhausted by Corporation before Corporation may invoke its right to arbitration under this section.


                                    SECTION 8
                              TERM AND TERMINATION

SECTION 8.1 TERM. The term of this Agreement shall commence on the Effective Date and it shall remain in effect until May 31, 1998.

SECTION 8.2 TERMINATION. This Agreement may be terminated as follows:

(1)      by either party upon 120 days prior written notice to the other party.

(2) by either party, in the event of a material breach of this Agreement by the other party, upon 60 days prior written notice to the other party.

(3) by Plan immediately due to Corporation's loss or suspension of licensure or loss of liability insurance required under this Agreement.

(4) by Corporation upon written notice to Plan 60 days prior to the effective date of any amendment made to this Agreement pursuant to
         Section 9.1.

SECTION 8.3 CONSEQUENCES OF TERMINATION. The following shall apply in the event this Agreement terminates:

(1) Continued Provision of Health Services. During the period after notice of termination and before the effective date of termination, Corporation's status with Plan shall remain in full force and effect, except to the extent Plan determines that such status shall be restricted or otherwise controlled by Plan (a) to assure that Health Services are available and provided to Members in a manner consistent with (i) the obligations of Plan under its Benefit Contracts or under any state or federal law or regulation; or (ii) other standards for provision and availability of Health Services as are established by Plan from time to time; or (b) actions by Corporation which Plan determines negatively affect Plan's relationship with its Members. Plan shall notify Corporation upon imposition of any such restriction.

(2) Information to Members. Corporation acknowledges the right of Plan to inform Members of Corporation's termination and agrees to cooperate with Plan in deciding on the form of such notification.


                                    SECTION 9
                                  MISCELLANEOUS

SECTION 9.1 AMENDMENT. Plan may amend this Agreement by sending a copy of the proposed amendment to Corporation at least 60 days prior to the effective date of the amendment. In the event of such an amendment, Corporation may elect to terminate this Agreement pursuant to Section 8.2.4.

SECTION 9.2 REGULATORY AMENDMENT. Plan may also amend this Agreement to comply with applicable statutes and regulations, and shall give notice to Corporation of such amendment and its effective date. The amendment will not require agreement by Corporation.

SECTION 9.3 ASSIGNMENT. Plan may assign all or any of its rights and responsibilities under this Agreement to any entity controlling, controlled by, or under common control with Plan. Corporation acknowledges that persons and entities under contract with Plan may perform certain administrative services under this Agreement. Corporation may not assign any of its rights and responsibilities under this Agreement to any person or entity without the prior written consent of Plan, which consent shall not be unreasonably withheld.

SECTION 9.4 RELATIONSHIP BETWEEN PLAN AND CORPORATION. The relationship between Plan and Corporation is solely that of independent contractors and nothing in this Agreement or otherwise shall be construed or deemed to create any other relationship, including one of employment, agency or joint venture.

SECTION 9.5 NAME, SYMBOL AND SERVICE MARK. During the term of this Agreement, Corporation, Plan and Payor shall have the right to use each other's name and make public reference to Corporation as a Participating Provider. Corporation, Plan and Payor shall not otherwise use each other's name, symbol or service mark without prior written approval.

SECTION 9.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties in regard to its subject matter.

SECTION 9.7 MEDICARE. Corporation agrees to provide Health Services to members who are enrolled in a Benefit Contract for Medicare recipients. The Health Care Financing Administration shall be notified by Plan if there is any change to this Agreement with respect to the continuation provision of the Continued Provision of Health Services section.

SECTION 9.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.


UNITED HEALTHCARE OF GEORGIA, INC.           ATLANTA ENT CENTER. INC.
2970 Clairmont Road                          5555 Peachtree Dunwoody Road
Suite 300                                    Suite 201
Atlanta, Georgia  30329-1634                 Atlanta, Georgia  30342



By:      ____________________________        By:      __________________________


Its:     ____________________________        Its:     __________________________


Date:    ____________________________        Date:    __________________________

The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                                   APPENDIX A
                               CAPITATION PAYMENT

                                  APPLICABILITY

The provisions of this Appendix A apply to Health Services which Corporation arranges for Providers to render to Members covered by Benefit Contracts sponsored or issued by all Payors to the extent such Benefit Contracts cover the services Corporation is obligated to provide or arrange for the provision of, pursuant the Agreement and this Appendix A.


                                    SECTION 1
                                   DEFINITIONS

CPI. The U.S. City Average Consumer Price index, All Items, as published by the Department of Labor, Bureau of Labor and Statistics.

GATEKEEPER BENEFIT CONTRACT. A Benefit Contract requiring the Member to receive all or any Health Services from or upon referral by a primary care physician.


                                    SECTION 2
                                     PAYMENT

SECTION 2.1 CAPITATION PAYMENT. On or before the 15th day of each month, Payor shall pay Corporation for Health Services rendered to Members by Providers, a payment of [*] per Member per month ("Capitation Payment"), beginning July 15, 1995. Services which are included in the Capitation Payment are identified in Appendix B. The Capitation Payment shall be calculated based on the total number of Members enrolled in the Plan for the previous month. Adjustments to the Capitation Payment shall be reflected in subsequent calculations as deemed necessary by Plan, and as provided for in Section 2.2 below.

In the second year of the contract term, and each year thereafter, Plan shall increase the Capitation Payment by an amount equal to the percentage change CPI for the previous year.

SECTION 2.2 ADJUSTMENT OF CAPITATION PAYMENTS. Approximately 270 days after Members who are covered by a Gatekeeper Benefit Contract are initially eligible to receive such Health Services, the capitation payments made to Corporation by Payor shall be adjusted. Such adjustment shall be made based upon the utilization of the Members who are covered under a

Gatekeeper Benefit Contract compared to the utilization of the Members who are not covered under a Gatekeeper Benefit Contract.

Such adjustment shall be made based upon the experience of the initial 180 days of the above period. Plan will determine the adjustment by comparing the two Member groups based on the number of Medicare Relative Value Units per Member per month utilized by each Member group. (Relative Value Units will be determined by multiplying each CPT code used by the number of times such code is recorded from the Checkwrite or encounter data system.) The ratio of Relative Value Units per Member per month for the two Member groups will be applied to the capitation payment for Members covered by a Gatekeeper Benefit Contract in order to establish a capitation payment for this Member group. This adjusted payment will be applied retroactively to all payments made to this point and shall determine per Member per month payment for all payments going forward.

However, at 90 day intervals, after the initial adjustment outlined in the paragraph directly above, the procedure described in the paragraph above shall be applied again to all the data accumulated to that time and adjustments made to the per Member per month payment of that group of Members covered by a Gatekeeper Benefit Contract. When adjustments have been made in the per Member per month payment in this manner for a period of one year, no further retroactive adjustments will be made. Adjustments made in future calculations will be continue to be based on accumulated data even though no retroactive adjustments in payments will be made after a year has ended.

Such adjustment described above shall continue until the later of (1) 18 months of data have been accumulated for calculating the adjustment in the per Member per month payment, or (2) the number of Members covered by a Gatekeeper Benefit Contract used to determine the adjusted rate reaches 10,000 Members. At such time, the per Member per month payment shall be permanently established.

SECTION 2.3 REDUCTION IN CAPITATION PAYMENTS. Adjustments to the Capitation Payment shall be reflected in subsequent calculations as deemed necessary by Plan, and shall occur under the following circumstances:

1. Eligible claims submitted to Plan for services rendered by non-Participating Providers for services (including laboratory and radiology services) referred by Provider shall reduce the Capitation Payment by the amount paid by Plan for services rendered by nonParticipating Providers.

2. Eligible claims submitted to Plan for services rendered by non-participating hospitals for non-emergency services referred by Provider shall reduce the Capitation Payment by the amount paid by Plan for those non-emergency services.

3. In the event that fines and/or sanctions are imposed upon Corporation or any Provider, the amount of such fines and/or sanctions shall be deducted from the Capitation Payment paid to Corporation.

4. Emergency and urgent Health Services rendered by non-Participating Physicians in and out-of-service area for Members covered by Plan.

The information below marked by * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portion has been separately filed with the Commission.


                                   APPENDIX B
                                MEDICARE PAYMENT

The provisions of this Appendix apply to Health Services rendered by Provider to Members covered by Plan pursuant to its TEFRA risk contract on a capitation basis with the Health Care Financing Administration to the extent such Benefit Contracts cover the services Corporation is obligated to provide or arrears for the provision of, pursuant the Agreement and this Appendix B.


                                    SECTION 1
                                   DEFINITIONS

CPI. The U.S. City Average Consumer Price Index, All Items, as published by the Department of Labor, Bureau of Labor and Statistics.


                                    SECTION 2
                                     PAYMENT

SECTION 2.1 CAPITATION PAYMENT. On or before the 15th day of each month, Plan, on behalf of Payor, shall pay Corporation for Health Services rendered to Members covered by Plan pursuant to its TEFRA risk contract on a capitation basis with the Health Care Financing Administration by Providers, a payment of [*] per Member per month ("Capitation Payment"), beginning July 15, 1995. Services which are included in the Capitation Payment are identified in Appendix
C. The Capitation Payment shall be calculated based on the total number of Members enrolled in the Plan for the previous month Adjustments to the Capitation Payment shall be reflected in subsequent calculations as deemed necessary by Plan, and as provided for in this Appendix.

In the second year of the contract term, and each year thereafter, Plan shall increase the Capitation Payment by an amount equal to the percentage change in the CPI for the previous year.

SECTION 2.2 REDUCTION IN CAPITATION PAYMENTS. Adjustments to the Capitation Payment shall be reflected in subsequent calculations as deemed necessary by Plan, and shall occur under the following circumstances:

1. Eligible claims submitted to Plan for services rendered by non-Participating Providers for services (including laboratory and radiology services) referred by Corporation

         Provider shall reduce the Capitation Payment by the amount paid by Plan for services rendered by non-Participating Providers.

2. Eligible claims submitted to Plan for services rendered by non-participating hospitals for non-emergency services referred by Corporation Provider shall reduce the Capitation Payment by the amount paid by Plan for those non-emergency services.

3. In the event that fines and/or sanctions are imposed upon Corporation or any Corporation Provider, the amount of such fines and/or sanctions shall be deducted from the Capitation Payment paid to Corporation.

4. Emergency and urgent Health Services rendered by non-Participating Physicians in and out-of-service area for Members covered by Plan.

                                   APPENDIX C

              HEALTH SERVICES COVERED UNDER THE CAPITATION PAYMENT

SERVICES WHICH ARE COVERED UNDER THE CAPITATION PAYMENT INCLUDE THE FOLLOWING:

(1) Provider services, including inpatient and outpatient health care services;

(2) laboratory and radiology services rendered in Provider's facility, and laboratory and radiology services referred by Provider to a non-Participating Provider;

(3) medical supplies used or dispensed in Provider's office, including, but not limited to routinely used office supplies, outpatient surgical supplies, casts and sterile material;

(4) emergency and urgent services rendered by Provider and non-Participating Physicians in and out-of-service area for Members covered by Plan;

(5)      Durable Medical Equipment (DME) items dispensed by Provider.

(6) all other ancillary Health Services rendered by Provider or Provider's staff, including in-office audiology.

SERVICES WHICH ARE NOT COVERED UNDER THE CAPITATION PAYMENT ARE AS FOLLOWS:

(1) Non-emergency or non-urgent services of non-Participating Providers if Provider did not make referral;

(2)      facility charges for authorized Admissions to participating facilities;

(3)      charges for pharmaceutical dispensed by non-Corporation providers;

(4) Outside consultation, related therapies and audiology and vestibular testing services when the services are rendered by non-otolaryngology providers who contract independently with Plan. Corporation will assist Plan in negotiating favorable rates with registered speech and hearing therapists and other providers of related testing.

(5)      Durable Medical Equipment (DME) dispensed by Plan's contracted vendors.

(6) Services of speech therapists, physiotherapists and occupational therapists in provider's office. However, such services must be contracted for separately by Plan to receive payment.

                                   APPENDIX D

                                  SERVICE AREA


Baker                                        Haralson
Banks                                        Harris
Bartow                                       Heard
Bleckley                                     Henry
Butts                                        Lee
Calhoun                                      Marion
Carroll                                      Meriwether
Chattahoochee                                Mitchell
Chattooga                                    Muscogee
Cherokee                                     Newton
Clay                                         Paulding
Clayton                                      Pickens
Cobb                                         Pike
Columbia                                     Polk
Coweta                                       Pulaski
Crawford                                     Quitman
Dawson                                       Randolph
DeKalb                                       Richmond
Dooly                                        Rockdale
Dougherty                                    Spalding
Douglas                                      Stewart
Fayette                                      Talbot
Floyd                                        Terrell
Forsyth                                      Twiggs
Fulton                                       Walton
Gordon                                       Webster
Gwinnett                                     Wilcox
Hall                                         Worth